Exhibit 10.1

AMENDMENT NUMBER SEVEN

to the

Master Repurchase Agreement and Securities Contract

Dated as of February 11, 2014 and Effective as of February 18, 2014

between

AG MIT WFB1 2014 LLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

This AMENDMENT NUMBER SEVEN (this “Amendment Number Seven”) is made this 20th day of June, 2018, by and between AG MIT WFB1 2014 LLC, a Delaware limited liability company (“Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Buyer”), to the Master Repurchase Agreement and Securities Contract, dated as of February 11, 2014 and effective as of February 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and between Seller and Buyer.

WHEREAS, pursuant to the terms of the Repurchase Agreement, from to time at the request of Seller, Seller and Buyer may enter into transactions in which Seller agrees to sell, transfer and assign to Buyer certain Assets which included certain Grantor Trust Interests and Pass-Through Trust Interests, against the transfer of funds by Buyer representing the Purchase Price for such Assets.

WHEREAS, pursuant to the terms of this Amendment, Seller and Buyer wish to amend the Repurchase Agreement such that from to time at the request of Seller, the Seller and Buyer may enter into transactions to sell, transfer and assign certain Assets which shall include certain Mortgage Loan Participations Interests, Grantor Trust Interests and Pass-Through Trust Interests, against the transfer of funds by Buyer representing the Purchase Price for such Assets.

WHEREAS, Seller and Buyer have agreed to amend the Repurchase Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.          Amendment. Effective as of June 20, 2018 (the “Amendment Effective Date”), the Repurchase Agreement is hereby amended as follows:

(a)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Assets” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Assets”: Each of the Mortgage Loan Participation Interests, the Grantor Trust Interests, and the Pass-Through Trust Interests, or any of them, as the context shall require, together with the beneficial interests in the related Underlying Assets and related Participation Interests.

(b)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Additional Trust Interests” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Additional Trust Interests”: The incremental, proportionate increase (if any) to the value of the Mortgage Loan Participation Interests, the Grantor Trust Interests or the Pass-Through Trust Interests, as applicable, resulting from the sale or contribution of one or more additional Underlying Assets to the Titling Trust and the issuance of related Participation Interests to the Grantor Trust, the Pass-Through Trust or the Seller, as applicable.

(c)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Cash Trap Trigger Event” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Cash Trap Trigger Event”: The occurrence and continuation of any of the following events: (i) a Servicer Termination Event with respect to the then current Servicer, (ii) an Event of Default, (iii) the Aggregate Purchase Price outstanding as of any date of determination is less than $7,000,000, (iv) the expiration of the Funding Period, or (v) an Investment Manager Cross Default.

(d)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Eligible Assets” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Eligible Assets”: Each of the Eligible Mortgage Loan Participation Interests, the Eligible Mortgage Loans, Eligible REO Properties, Eligible Grantor Trust Interests, and Eligible Pass-Through Trust Interests, or any of them, as the context may require.

(e)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting clauses (vii), (viii), (xi), (xiv) and (xviii) of the definition of “Eligible Mortgage Loan” in their respective entireties and replacing them with the following (modified text underlined for review purposes):

(vii)         [Reserved];

(viii)        [Reserved];

(xi)           The related Mortgaged Property is located in the jurisdiction identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, vacant land, or an individual condominium unit in a low-rise or high rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, a manufactured home, or shares in a co-operative;

(xiv)        With respect each (a) Non-Performing Mortgage Loan subject to a Transaction hereunder, a BPO has been conducted and delivered to Buyer with respect to the related Mortgaged Property no longer than one hundred eighty (180) days after the most recent BPO was delivered with respect to the related Mortgaged Property for such Non-Performing Mortgage Loan, (b) Performing Mortgage Loan or Re-Performing Mortgage Loan subject to a Transaction hereunder a BPO was delivered with respect to the related Mortgaged Property no longer than three hundred sixty (360) days after the most recent BPO was delivered with respect to the related Mortgaged Property for such Performing Mortgage Loan or Re-Performing Mortgage Loan, (c) Performing Mortgage Loan or Re-Performing Mortgage Loan subject to a Transaction hereunder that becomes a Non-Performing Mortgage Loan on any date of determination, Seller shall have delivered to Buyer an updated BPO with respect to the related Mortgaged Property within thirty (30) days after such date of determination, and in each case, Seller shall have provided all valuation data equivalent to competitive market analysis or otherwise generated by Servicers monthly.

(xviii)      [Reserved];

(f)            Section 2.01 of the Repurchase Agreement is hereby amended by deleting clause (viii) of the definition of “Eligible REO Property” in its entirety and replacing it with the following (modified text underlined for review purposes):

(viii)        The Purchase Price of such REO Property, when added to the aggregate Purchase Price of all REO Properties then subject to Transactions, is less than or equal to the product of (i) 20% and (ii) the Aggregate Purchase Price;

(g)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Facility Fee” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Facility Fee”: None.

(h)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Margin Excess” in its entirety and replacing it with the following:

“Margin Excess”: As of any date of determination, an amount equal to the positive difference, if any, between (i) the aggregate Market Value of all Purchased Assets subject to Transaction as of such date of determination and (ii) the product of (A) Buyer’s Margin Percentage times (B) the aggregate outstanding Purchase Price for such Purchased Assets as of such date.

(i)            Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Market Value” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Market Value”: As of any date, the value, determined by Buyer of Underlying Assets (including the related Servicing Rights) using criteria that Buyer uses to value similar assets that are subject to similar repurchase facilities with similarly structured and situated counterparties; provided that if a Default or Event of Default by Seller exists, then such determination, in Buyer’s discretion, may be based on the sale of such Underlying Assets in their entirety to a single third-party purchaser taking into account the fact that the Underlying Assets may be sold under circumstances in which Seller is in default under this Agreement. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of the Buyer. Buyer shall have the right to mark to market the Underlying Assets on a daily basis which Market Value with respect to one or more of the Underlying Assets may be determined to be zero. Notwithstanding anything else in this definition, the Market Value may be determined to be zero with respect to each Underlying Asset with respect to which:

(a)           the requirements of the definition of Eligible Asset are not satisfied, as determined by Buyer;

(b)           a Representation Breach exists with respect to such Underlying Asset, as determined by Buyer;

(c)           any written statement, affirmation or certification made or information, document, agreement, report or notice delivered by any Relevant Party to Buyer with respect to such Underlying Asset is untrue in any material respect;

(d)           any Retained Interest, funding obligation or any other obligation of any kind has been transferred to Buyer;

(e)           Seller fails to tender the Repurchase Price to Buyer with respect to such Underlying Asset by the Repurchase Date;

(f)            [reserved];

(g)           [reserved];

(h)           any material Underlying Asset Document has been released from the possession of Custodian under the Custodial Agreement to Seller or Servicer for more than twenty (20) days;

(i)            Seller or Servicer fails to deliver any reports required hereunder where such failure adversely affects the Market Value thereof or Buyer’s ability to determine Market Value therefor;

(k)           (i) there is material exception in the related trust receipt or bailee letter that has not been waived in writing by Buyer, or (ii) Buyer has not received a trust receipt or bailee letter; or

(k)           all Underlying Asset Documents have not been delivered to the Custodian within the time periods required by the Custodial Agreement.

(j)            Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Material Adverse Effect” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Material Adverse Effect”: The occurrence of a material adverse effect on or material adverse change in or to (a) the operations, business or financial condition of any Relevant Party, (b) the ability of Seller to pay and perform the Repurchase Obligations, (c) with respect to a Guarantor, the ability of such Guarantor to pay and perform its Guaranty Obligations (as defined in its respective Guaranty), (d) the validity, legality, binding effect or enforceability of any Repurchase Document or Structural Agreement or security interest granted hereunder, (e) the rights and remedies of Buyer or any Indemnified Person under any Repurchase Document, or (f) the perfection or priority of any Lien granted to Buyer under any Repurchase Document.

(k)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Participation Agreement” in its entirety and replacing it with the following:

“Participation Agreement”: The Amended and Restated Participation Agreement, dated as of June 20, 2018, among Titling Trust, Program Administrator, Seller, Participation Agent, Pass-Through Trust and Grantor Trust, pursuant to which Participation Interests in Underlying Assets are issued by the Titling Trust to the Grantor Trust, the Pass-Through Trust or the Seller, as applicable, including any participation supplement related thereto.

(l)            Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Participation Interests” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Participation Interests”: With respect to each Underlying Asset, all of the certificated or uncertificated economic, beneficial and equitable ownership interests (together with the related Servicing Rights) therein that is issued by a Titling Trust pursuant to the applicable Participation Agreement and owned by the Grantor Trust, the Pass-Through Trust or the holder of the Mortgage Loan Participation Certificate, as applicable.

(m)          Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Performing Mortgage Loan” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Performing Mortgage Loan”: A Mortgage Loan for which no scheduled Monthly Payment is currently thirty (30) or more days contractually delinquent (without regard to any applicable grace period) and no scheduled Monthly Payment was thirty (30) or more days contractually delinquent (without regard to any applicable grace period) for the twenty-four (24) month period prior to the related Purchase Date for such Mortgage Loan.

(n)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Relevant Party” in its entirety and replacing it with the following:

“Relevant Party”: Any of Seller, any Guarantor or any Underlying Entity, or all of them, as the context shall require.

(o)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Re-Performing Mortgage Loan” in its entirety and replacing it with the following:

“Re-Performing Mortgage Loan”: Any Mortgage Loan (other than a Non-Performing Mortgage Loan or a Performing Mortgage Loan).

(p)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Trust Certificates” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Trust Certificates”: Collectively, the Mortgage Loan Participation Certificate, the Grantor Trust Certificate and the Pass-Through Trust Certificate.

(q)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definition of “Trust Interests” in its entirety and replacing it with the following (modified text underlined for review purposes):

“Trust Interests”: Collectively, the Mortgage Loan Participation Interests, the Grantor Trust Interests and the Pass-Through Trust Interests.

(r)            Section 2.01 of the Repurchase Agreement is hereby amended by adding the following new definitions in the proper alphabetical order:

“Eligible Mortgage Loan Participation Interests”: Each Mortgage Loan Participation Interest (including related Additional Trust Interests) as to which (a) each of the representations and warranties in Sections 7.06, 7.10, 7.12 and 7.14 are true and correct in all material respects, and (b) each of the following eligibility requirements are satisfied:

(i)            Such Mortgage Loan Participation Interests are wholly owned by Seller;

(ii)           Such Mortgage Loan Participation Interests are evidenced by a Mortgage Loan Participation Certificate;

(iii)          No Representation Breach exists with respect to such Mortgage Loan Participation Interests;

(iv)          On the related Purchase Date, such Mortgage Loan Participation Interests are approved by Buyer in its discretion; and

(v)           Any other eligibility criteria as mutually agreed to by Buyer and Seller.

provided, that notwithstanding the failure of the Mortgage Loan Participation Interests to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require, designate in writing any such non-conforming Mortgage Loan Participation Interests as an Eligible Asset, which designation (1) may include a waiver of one or more Eligible Asset requirements, and (2) shall not be deemed a waiver of the requirement that all other Assets must be Eligible Assets (including any Assets that are similar or identical to the Asset subject to the waiver).

“Investment Manager Cross Default”: If Investment Manager defaults beyond any applicable grace period in paying any amount or performing any material non-monetary obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement (other than under this Agreement) between such Person and Buyer or any Affiliate of Buyer.

“Mortgage Loan Participation Certificate”: The beneficial interest certificate issued pursuant to the Participation Agreement evidencing 100% of the designated Mortgage Loan Participation Interests, as reflected on the schedule to the related participation supplement.

“Mortgage Loan Participation Interest”: Participation Interests issued with respect to Underlying Assets that are Mortgage Loans.

“Ordinary Course Disposition”: The disposition of an Underlying Asset through normal servicer activities including, without limitations, pre-payments, short sales, scheduled pay downs, deeds-in-lieu and other individual liquidations.

“Participation Interest Account”: The trust account established by the Participation Agent pursuant to Section 4.01(a) of the Participation Agreement.

“Program Administrator Termination Event”: The occurrence of any of the following: (a) material breach by the Program Administrator of any Repurchase Document or Structural Agreement to which it is a party; (b) an Insolvency Event shall have occurred with respect to the Program Administrator; (c) the Program Administrator shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Repurchase Documents to which it is a party; or (d) an Event of Default.

“Specific Indebtedness”: The sum of (i) total liabilities per its consolidated balance sheet less (ii) all non-recourse indebtedness less (iii) the aggregate net value of its derivative liabilities less (iv) non-mandatory redeemable stock less (v) accrued expenses less (vi) borrowings under repurchase agreements secured by U.S. Treasuries plus (vii) the aggregate of the net economic positions of U.S. Treasuries that collateralize the associated reverse repurchase agreements (netting the receivable under reverse repurchase agreements with the obligation to return securities borrowed under reverse repurchase agreements, at fair value) plus (viii) the total debt outstanding and related accrued interest payable pursuant to any repurchase agreement that is not separately presented on the consolidated balance sheet.

“Sub-Participation Interest Account”: The trust account established by the Participation Agent with respect to each participant pursuant to Section 4.01(h) of the Participation Agreement.

(s)           Section 2.01 of the Repurchase Agreement is hereby amended by deleting the definitions of “Buyer’s Maximum Margin Percentage”, “Foreclosure Age”, “Maximum Foreclosure Age” and “Sub-Performing Mortgage Loan” in their respective entireties.

(t)            Section 3.04 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

Section 3.04 Early Repurchase Date; Mandatory Repurchases.

(a)           Seller may terminate all or any portion of a Transaction on any date prior to the related Repurchase Date with respect to any or all Underlying Assets (an “Early Repurchase Date”); provided, that (i) Seller irrevocably notifies Buyer at least five (5) Business Days before the proposed Early Repurchase Date identifying the Underlying Assets to be repurchased and the Repurchase Price thereof (which for the avoidance of doubt shall only include accrued and unpaid Price Differential through but excluding the proposed Early Repurchase Date), (ii) Seller delivers a certificate from a Responsible Officer of Seller in form and substance satisfactory to Buyer certifying that no Margin Deficit, Cash Trap Trigger Event (if the Aggregate Purchase Price would be greater than zero after such Sale and Disposition), Default or Event of Default exists or would exist as a result of such repurchase (or would not be fully cured after applying the related Net Liquidation Proceeds in accordance with Section 5.02), (iii) if the Early Repurchase Date is not a Remittance Date, Seller pays to Buyer any amount due under Section 12.03, (iv) Seller pays to Buyer any Exit Fee due in accordance with the terms of the Fee Letter, (v) Seller pays to Buyer the related Repurchase Price; provided, that in the case of an Ordinary Course Disposition or a Sale and Disposition of an Underlying Asset, (x) the related Net Liquidation Proceeds are remitted directly to the applicable Sub-Participation Interest Account (or first deposited in the applicable Participation Interest Account), and then distributed to the applicable Underlying Entity Account (if applicable) and then to the Waterfall Account, all within one (1) Business Day following the applicable monthly remittance date (as specified in the related Servicing Agreement), and (y) Seller remits the positive difference (if any) between the Repurchase Price for such Purchased Assets and the related Net Liquidation Proceeds to the Waterfall Account or otherwise at the direction of Buyer and (vi) Seller thereafter complies with Section 3.05. Buyer shall cooperate with Seller in connection with Seller effecting a Sale and Disposition with respect to the Underlying Assets including without limitations entering into bailee letters and escrow arrangements as reasonably requested by Seller in connection such Sale and Disposition. Unless otherwise permitted Buyer, such early terminations and repurchases shall be limited to three (3) occurrences in any calendar week. If Seller effects an Ordinary Course Disposition or a Sale and Disposition with respect to any Purchased Assets, Buyer shall instruct the Account Bank to apply all Income deposited in the Waterfall Account in respect of such Ordinary Course Disposition or Sale and Disposition on the related Early Repurchase Date in accordance with the priorities set forth in Section 5.02 herein. For the sake of clarity, nothing contained in this Agreement or any other Repurchase Document shall limit or otherwise restrict Seller’s ability to reduce the Aggregate Purchase Price by remitting cash directly to Buyer to be applied towards such reduction.

(b)           In addition to other rights and remedies of Buyer under any Repurchase Document, if Buyer determines on any date that any Underlying Asset is not an Eligible Asset or is the subject of a Representation Breach, at Buyer’s request, Seller shall pay Buyer the Repurchase Price allocable to such Underlying Assets and shall cause the applicable Underlying Entity to sell or otherwise transfer out such Underlying Asset (1) if Buyer delivers notice of such request before 11:00 a.m. New York City time on a Business Day, by no later than 5:00 p.m. New York City time on the second (2nd) following Business Day or (2) if Buyer delivers notice of such request after 11:00 a.m. New York City time on a Business Day, by no later than 5:00 p.m. New York City time on the third (3rd) Business Day following the date of such notice.

(u)           Section 3.07 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

Section 3.07 [Reserved].

(v)           Section 3.08(c) of the Repurchase Agreement is hereby amended by deleting clause (iii) in its entirety and replacing it with the following (modified text underlined for review purposes):

(iii)          [reserved]; and

(w)          Section 4.01(a)(i) of the Repurchase Agreement is hereby amended by deleting clause (A) in its entirety and replacing it with the following:

(A)          Buyer’s Margin Percentage times

(x)            Section 7.09 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Section 7.09 No Default or Event of Default has occurred and is continuing. Seller believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Repurchase Documents to which it is a party. Seller has no Knowledge of any actual or prospective development, event or other fact that would reasonably be expected to have a Material Adverse Effect. No Internal Control Event has occurred.

(y)           Section 8.07 of the Repurchase Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following (modified text underlined for review purposes):

(a)           Leverage Ratio. As of the last Business Day of the quarter and on any funding date, Seller and Guarantors shall maintain a ratio of its Specific Indebtedness to its Adjusted Tangible Net Worth at less than the Leverage Ratio.

(z)            Section 8.25 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

Section 8.25 [Reserved].

(aa)         Section 10.01 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Section 10.01 Event of Default. Each of the following events shall be an “Event of Default”:

(a)           Seller fails to make a payment of (i) Margin Deficit or Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise, (ii) Price Differential within one (1) Business Day of when due, or (iii) any other amount within two (2) Business Days of when due, in each case under the Repurchase Documents;

(b)           Seller or any Underlying Entity fails to observe or perform any covenant applicable to it under the Repurchase Documents in any material respect and such failure continues unremedied for five (5) Business Days (to the extent such failure is capable of being cured) after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;

(c)           Any Representation Breach (other than a Representation Breach regarding any Underlying Asset-related representation contained in Section 7.10 and any representation in Schedule 1-A or 1-B, breach of which shall be considered solely for the purpose of determining the Market Value of the Underlying Assets, unless (i) Seller shall have made any such representations and warranties with Knowledge that they were materially false or misleading at the time made, or (ii) Buyer determines that any such representations and warranties continue to be regularly made on a materially false or misleading basis), exists and continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;

(d)           Seller, any Guarantor or any Underlying Entity defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness, Guarantee Obligation or Contractual Obligation with an outstanding amount of at least $5,000,000 in the aggregate (excluding, for the avoidance of doubt, solely for purposes of this clause (d) any Contractual Obligation of (x) a securitization issuer or similar entity or (y) a special purpose entity controlled directly or indirectly by Seller or under common control with Seller and/or any Guarantor, unless such Contractual Obligation is payable to Buyer or any of its Affiliates (other than in their capacity as the holders of one or more bonds or securities issued by any such special purpose entity)), and the effect of such default is to permit the acceleration thereof (regardless of whether such default is waived or such acceleration occurs);

(e)           Seller, any Guarantor or any Underlying Entity defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement (other than under this Agreement) between such Person and Buyer or any Affiliate of Buyer;

(f)            An Insolvency Event occurs with respect to Seller, any Guarantor or any Underlying Entity or Investment Manager;

(g)           A Change of Control occurs without Buyer’s prior written consent;

(h)           A final judgment or judgments for the payment of money in excess of $5,000,000, with respect to REIT Guarantor, $5,000,000 with respect to Seller, $5,000,000 in the aggregate with respect to the Underlying Entities or $5,000,000 in the aggregate with respect to AG MIT Guarantor and Investment Manager, in each case, by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) Business Days from the date of entry thereof;

(i)            A Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, and Guarantor or any Underlying Entity, (ii) displace the management of Seller, any Guarantor or any Underlying Entity or (iii) terminate the activities of any Relevant Party as contemplated by the Repurchase Documents;

(j)            Any of Seller, any Guarantor, Investment Manager or any Underlying Entity admits in writing that it is not Solvent or Seller admits in writing that it is not able or not willing to perform any of its Repurchase Obligations;

(k)           Any provision of the Repurchase Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of any of or any Seller, any Guarantor or Underlying Entity thereunder, or any Lien, security interest or control granted under or in connection with the Repurchase Documents or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of any of Seller, any Guarantor or any Underlying Entity or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by such Person, in each case directly, indirectly, in whole or in part;

(l)            Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Asset or any Account;

(m)          Any of Seller, any Guarantor or any Underlying Entity is required to register as an “investment company” (as defined in the Investment Company Act);

(n)           Any of Seller, any Guarantor or any Underlying Entity engages in any conduct or action where Buyer’s prior consent is required by any Repurchase Document and such Person fails to obtain such consent and such conduct or action continues for two (2) Business Days after receipt of notice thereof from Buyer;

(o)           Seller, Servicer, and Guarantor, Program Administrator or any Underlying Entity acting on behalf of, or at the direction of, any of the foregoing, fails to remit all Income and other amounts as and when required by Section 5.01;

(p)           Any Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Seller or any Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;

(q)           REIT Guarantor fails to (i) maintain its status as a REIT under all applicable laws and regulations or (ii) comply with the conditions and limitations set forth in Section 856(c)(2), (3) and (4) of the Code and any Treasury Regulations promulgated thereunder;

(r)            (i) A Plan shall arise on the assets of Seller, any Underlying Entity or any ERISA Affiliate thereof, (ii) Seller, any Underlying Entity or ERISA Affiliate thereof has established, sponsored, contributed to or had any obligation to contribute to any Plan or Multiemployer Plan or (iii) the assets of Seller or any Underlying Entity are treated as “plan assets” under 29 C.F.R. 2510.3-101 as amended by Section 3(42) of ERISA;

(s)           There shall have occurred a Guaranty Default that continues unremedied for a period of two (2) Business Days;

(t)            Seller shall fail to maintain funds in an aggregate amount equal to the Required Amount in the Interest Reserve Account which failure continues unremedied for a period of two (2) Business Days;

(u)           A default shall have occurred under any of the Structural Agreements that could reasonably be expected to have a Material Adverse Effect (under clause (d), (e) or (g) of such definition);

(v)           A Servicer Termination Event shall have occurred with respect to a Servicer and Seller shall fail (x) to identify a successor servicer to replace such Servicer that is acceptable to Buyer or (y) to transfer the servicing of the Underlying Assets to such successor servicer acceptable to Buyer within the time period provided for in the applicable Servicing Agreement, in each case, within the lesser of (i) the applicable time period provided for in the applicable Servicing Agreement and (ii) sixty (60) days (or such longer time as may be required by the automatic stay if the Servicer Termination Event is the result of an Insolvency Event with respect to Servicer);

(w)          Except as described elsewhere in this Section 10.01, there shall have occurred a material default or breach under any of the Repurchase Documents and such default or breach is not cured within the applicable cure period provided therein, or if no cure period is so provided, and such default or breach is capable of being cured, such default or breach remains unremedied for two (2) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;

(x)            AG REIT Management, LLC ceases to be the Investment Manager of Guarantor and shall not have been replaced with another investment manager that is satisfactory to Buyer, as evidenced in writing by Buyer;

(y)           Any condition or circumstance which causes, constitutes or may cause or constitute a Material Adverse Effect, as reasonably determined by Buyer, shall have occurred and be continuing; or

(z)            A Program Administrator Termination Event shall occur and Seller shall fail to replace the Program Administrator with a successor that is acceptable to Buyer within sixty (60) days of the occurrence of such event.

(bb)         Section 12.04 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

Section 12.04 Increased Costs. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made after the date of this Agreement (a) shall subject Buyer to any tax of any kind whatsoever with respect to the Repurchase Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall Net Income), (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer, or (c) shall impose on Buyer any other condition; and the result of any of the preceding clauses (a), (b) and (c) is to increase the cost to Buyer, by an amount that Buyer deems to be material, of entering into, continuing or maintaining Transactions, or to reduce any amount receivable under the Repurchase Documents in respect thereof, then, in any such case, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such increased cost or reduced amount receivable; provided, however, Buyer shall treat each Seller in the same manner it treats other similarly situated sellers in similar repurchase facilities with substantially similar assets. Buyer shall provide written notice to Seller of any change or event pursuant to which additional amounts are due or become due under this Section 12.04 as soon as reasonably practicable after it becomes aware of any such change or event. Upon receipt of such notice, Seller, in its discretion, shall (a) pay all additional amounts due under this Section 12.04 or (b) repurchase all of the Purchased Assets in accordance with Section 3.05.

(cc)         Section 12.05 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

(dd)         Section 12.05 Capital Adequacy. If Buyer determines that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation Controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made after the date of this Agreement has or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then, in any such case, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such reduction. In determining any additional amounts due under this Section 12.05, Buyer shall treat each Seller in the same manner it treats other similarly situated sellers in similar repurchase facilities with substantially similar assets. Buyer shall provide written notice to Seller of any change or event pursuant to which additional amounts are due or become due under this Section 12.05 as soon as reasonably practicable after it becomes aware of any such change or event. Upon receipt of such notice, Seller, in its discretion, shall (a) pay all additional amounts due under this Section 12.05 or (b) repurchase all of the Purchased Assets in accordance with Section 3.05.

(ee)         Schedule 5 of the Repurchase Agreement is hereby amended by deleting the text of such schedule in its entirety and replacing it with the following:

SCHEDULE 5

[RESERVED]

SECTION 2.          Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Repurchase Agreement.

SECTION 3.         Certain Provisions Regarding the Mortgage Loan Participation Interests and the Mortgage Loan Participation Certificates. Seller hereby acknowledges and agrees that certain conditions precedent, representations and warranties, covenants and other provisions set forth in Sections 3.01(g), 3.01(h), 3.02, 4.01, 6.03, 7.10, 7.11, 7.14, 8.10, 8.28, 8.29 and 8.31 of the Repurchase Agreement relate to Grantor Trust Interests, Grantor Trust Certificates, Pass-Through Trust Interests and/or Pass-Through Trust Certificates, as applicable. The Seller hereby further acknowledges and agrees that such conditions precedent, representations and warranties, covenants and other provisions shall apply to the Mortgage Loan Participation Interests and the Mortgage Loan Participation Certificate, as applicable, as if each such condition precedent, representation and warranty, covenant and other provision was set forth in the Repurchase Agreement with respect to the Mortgage Loan Participation Interests and the Mortgage Loan Participation Certificate, mutatis mutandis.

SECTION 4.          Limited Effect. Except as amended hereby, the Repurchase Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment Number Seven need not be made in the Repurchase Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Repurchase Agreement, any reference in any of such items to the Repurchase Agreement being sufficient to refer to the Repurchase Agreement as amended hereby.

SECTION 5.          Representations. In order to induce Buyer to execute and deliver this Amendment Number Seven, Seller hereby represents to Buyer that as of the date hereof, except as otherwise expressly waived by Buyer in writing, Seller is in full compliance with all of the terms and conditions of the Repurchase Agreement and the Repurchase Agreement, including without limitation, all of the representations and warranties and all of the affirmative and negative covenants, and no Default or Event of Default has occurred and is continuing under the Repurchase Agreement.

SECTION 6.          Fees and Expenses. Seller agrees to pay to Buyer all reasonable fees and out of pocket expenses incurred by Buyer in connection with this Amendment Number Seven (including all reasonable fees and out of pocket costs and expenses of Buyer’s legal counsel incurred in connection with this Amendment Number Seven) pursuant to Section 13.02 of the Repurchase Agreement.

SECTION 7.          Governing Law. This Amendment Number Seven and any claim, controversy or dispute arising under or related to or in connection with this Amendment Number Seven, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.

SECTION 8.          Counterparts. This Amendment Number Seven may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same agreement. This Amendment Number Seven, to the extent signed and delivered by facsimile or other electronic means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No signatory to this Amendment Number Seven shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such Person forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment Number Seven to be executed and delivered by their duly authorized officers as of the Amendment Effective Date.

WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Buyer

By:	/s/ Kevin Graves

Name: Kevin Graves
Title: Vice President

[Additional Signature Page Follows]

Signature Page to Amendment Number Seven to Master Repurchase Agreement (Wells Fargo-Angelo Gordon)

AG MIT WFB1 2014 LLC, as Seller

By:	AG MIT, LLC, its sole member

By:	AG Mortgage Investment Trust, Inc., its sole member

By:	/s/ Raul E. Moreno

Name: Raul E. Moreno

Title: General Counsel

Signature Page to Amendment Number Seven to Master Repurchase Agreement (Wells Fargo-Angelo Gordon)

Acknowledged and Agreed:

RED CREEK ASSET management LLC

By:	/s/ Brian Sigman

Name: Brian Sigman

Title: Vice President

Signature Page to Amendment Number Seven to Master Repurchase Agreement (Wells Fargo-Angelo Gordon)